Exhibit 99.1

For Immediate Release	Contact: David Portnoy Chairman and Co-Chief Executive Officer Cryo-Cell International, Inc. 813-749-2100 dportnoy@cryo-cell.com

CORD BLOOD BANKING LEADER CRYO-CELL ACQUIRES CORD:USE CORD BLOOD BANK, INC.

OLDSMAR, Fla. – June 4, 2018 – Cryo-Cell International, Inc. (OTC:QB Markets Group Symbol: CCEL) (the “Company”), the world’s first private cord blood bank to separate and store stem cells in 1992, announced that it has entered into an agreement (the “Asset Purchase Agreement”) to acquire substantially all of the assets of CORD:USE Cord Blood Bank, Inc. (“CORD:USE”) for a purchase price of $14,000,000 with additional consideration subject to earnouts as set forth in the Asset Purchase Agreement. This acquisition will propel Cryo-Cell International into the public cord blood banking business and is expected to further solidify Cryo-Cell International’s role as the industry leader.

The purchase price is payable through a combination of $10,500,000 in cash and the issuance of 470,430 shares of the Company’s common stock. The cash portion of the acquisition is expected to be funded with $3 million in available cash of the Company and through an increase in the Company’s term loan with Texas Capital Bank, of which $7,500,000 will fund the cash portion of the purchase price. For more details of the Asset Purchase Agreement, please see the Form 8-K filed today by the Company with the Securities and Exchange Commission.

David Portnoy, Cryo-Cell International’s Chairman and Co-CEO, commented “We are excited about the new growth avenues that we believe will be open to Cryo-Cell International upon the closing of this transaction and expect that the acquisition will increase revenues by approximately 20% and be materially accretive to our 2019 earnings per share.”

“CORD:USE has an outstanding reputation in the medical and scientific community which we look forward to building upon together with their team,” added Mark Portnoy, Co-CEO.

“CORD:USE is very pleased to be joining Cryo-Cell International. We believe the scientific evidence clearly supports that Cryo-Cell International’s proprietary method of processing cord blood, Prepacyte, is the best processing method. This, along with our companies’ other advanced technologies and procedures, will enable the combination of our companies to continue to provide the highest quality cord blood banking services available to our clients and to our important business partners through which we have the opportunity to help many in need of high quality stem cell therapies now and in the future.” said Edward S. Guindi M.D., President and CEO of CORD:USE.

About Cryo-Cell International, Inc.

Founded in 1989, Cryo-Cell International, Inc. is the world’s first private cord blood bank. More than 500,000 parents from 87 countries trust Cryo-Cell to preserve their family members’ stem cells. Cryo-Cell’s mission is to provide clients with state-of-the-art stem cell cryopreservation services and support the advancement of regenerative medicine. Cryo-Cell operates in a facility that is FDA registered, cGMP-/cGTP-compliant and is licensed in all states requiring licensure. Besides being AABB accredited as a cord blood facility, Cryo-Cell is also the first U.S. (for private use only) cord blood bank to receive FACT accreditation for adhering to the most stringent cord blood quality standards set by any internationally recognized, independent accrediting organization. In addition, Cryo-Cell is ISO 13485:2003 certified by TUV, an internationally recognized, quality assessment organization. Cryo-Cell is a publicly traded company, OTCQB:CCEL. For more information, please visit www.cryo-cell.com.

About CORD:USE Cord Blood Bank, Inc.

CORD:USE, headquartered in Orlando, Florida, operates both leading high quality public and family cord blood banks. CORD:USE has entered into agreements with hospitals across the country to provide mothers the option to donate their babies’ cord blood. CORD:USE Public Cord Blood Bank is one of the highest quality cord blood banks that was chosen to help build the National Cord Blood Inventory. CORD:USE Family Cord Blood Bank provides high quality cord blood banking services to its clients.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects”, “anticipates”, “expects”, and similar expressions as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the success of the Company’s global expansion initiatives and product diversification, the Company’s actual future ownership stake in future therapies emerging from its collaborative research partnerships, the success related to its IP portfolio, the Company’s future competitive position in stem cell innovation, future success of its core business and the competitive impact of public cord blood banking on the Company’s business, the Company’s ability to minimize future costs to the Company related to R&D initiatives and collaborations and the success of such initiatives and collaborations, the success and enforceability of the Company’s menstrual stem cell technology license agreements and umbilical cord blood license agreements and their ability to provide the Company with royalty fees, the ability of the reproductive tissue storage to generate new revenues for the Company and those risks and uncertainties contained in risk factors described in documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed by the Company. The Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.